ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of April 1, 2014, by and between Franklin Advisers, Inc. (“FAV”) and Franklin Alternative Strategies Advisers, LLC (“FASA”), each a direct or indirect wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, FAV and FASA are each registered as an investment adviser under the Investment Advisers Act of 1940 and are engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment advisory clients;

WHEREAS, FAV serves as the investment manager to the Franklin Managed Volatility Global Allocation VIP Fund (the “Fund”), a series of Franklin Templeton Variable Insurance Products Trust (the “Trust”), pursuant to the Amended and Restated Investment Management Agreement dated as of May 1, 2013 between the Trust, on behalf of the Fund, and FAV (the “IM Agreement”);

WHEREAS, FAV has transferred (the “Transfer”) to FASA all of its key investment advisory and support personnel that comprise the Franklin Global Tactical Allocation Group within FAV;

WHEREAS, the Transfer does not result in a change of control or management, and thus does not constitute an “assignment” of the IM Agreement under the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved a form of this Assignment and Assumption Agreement at a meeting held on February 25, 2014.

NOW, THEREFORE, the parties hereto agree as follows:

1.               The IM Agreement previously in effect between the Trust, on behalf of the Fund, and FAV is hereby assumed in its entirety by FASA, except that all references to FAV shall be replaced with references to FASA.

2.               FASA agrees to perform and be bound by all of the terms of the IM Agreement and the obligations and duties of FAV thereunder.

3.               The IM Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

Franklin Advisers, Inc. By: /s/EDWARD B. JAMIESON Name: Edward B. Jamieson Title: President, Chief Investment Officer and Director	Franklin Alternative Strategies advisers, inc. By: /s/WILLIAM Y. YUN Name: William Y. Yun Title: Chief Executive Officer

ACKNOWLEDGED:

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST on behalf of FRANKLIN MANAGED VOLATILITY GLOBAL ALLOCATION VIP FUND

By: /s/KAREN L. SKIDMORE

Name: Karen L. Skidmore

Title: Vice President & Secretary

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